UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 31, 2007

Ashworth, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14547	84-1052000
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2765 Loker Avenue West, Carlsbad, California		92010
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	760-438-6610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2007, David M. Meyer was appointed Chairman of the Board of Directors (the "Board") of Ashworth, Inc. (the "Company") upon the retirement as Chairman of James B. Hayes. Mr. Hayes will continue to serve as a Director of the Company.

In connection with the appointment of Mr. Meyer as the (non-executive) Chairman of the Board and in recognition of the time commitment associated with this position, in addition to the standard cash and equity-based compensation for all non-employee Directors, Mr. Meyer will receive an annual grant of stock options to purchase 100,000 shares of the Company’s common stock, vesting quarterly over a 12-month period, with an exercise price of 100% of fair market value on the date of grant. The date of this option grant shall be two business days after the Company's public earnings announcement for its third quarter of fiscal 2007. The standard compensation for all non-employee Directors includes (1) $30,000 in annual cash compensation plus $1,000 for in-person attendance and $500 for telephonic attendance at each Board meeting or Committee meeting that is not held in conjunction with a Board meeting, and (2) an option to purchase 10,000 shares of the Company’s common stock, vesting quarterly over a 12-month period. Mr. Meyer will also be eligible to receive restricted stock in an amount to be agreed in the future as part of an incentive plan, the metrics of which have not yet been determined, that is tied to the Company’s management incentive plan for fiscal 2008.

The Board also confirmed that Mr. Meyer’s stock options, as well as those of all the non-employee Directors, will vest immediately on or after a "Change in Control."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ashworth, Inc.

September 7, 2007	By:	/s/Eric R. Hohl

Name: Eric R. Hohl
Title: EVP, Chief Financial Officer and Treasurer